UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2017

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

212 Lavaca St., Suite 300
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 11, 2017, Stratus Properties Inc. (the “Company”) entered into a Board Representation and Standstill Agreement (the “Agreement”) with Oasis Management Company Ltd., Oasis Investments II Master Fund Ltd., and Oasis Capital Partners (Texas) Inc. (collectively, “Oasis”), pursuant to which Oasis agreed to certain standstill provisions and the Company agreed to immediately appoint Ella Gendel, an employee of entities associated with Oasis, to the Company’s Board of Directors (the “Board”) as a Class III director with a term expiring at the Company’s 2019 annual meeting of stockholders. The following is a summary of the terms of the Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 and is incorporated herein by reference.

Until the Termination Date (as defined below), Oasis has agreed to customary standstill restrictions, including, subject to certain exceptions, restrictions on Oasis (1) acquiring additional shares of the Company’s common stock to the extent such acquisition would cause Oasis to beneficially own more than 17.5% of the Company’s outstanding common stock, (2) knowingly selling shares of the Company’s common stock to any third party that has, or would have as a result of such transaction, beneficial ownership of 5% or more of the Company’s outstanding common stock, (3) nominating directors for election to the Board, (4) soliciting or granting proxies to vote shares of the Company’s common stock, (5) submitting stockholder proposals for consideration by the Company’s stockholders, (6) participating in a voting trust or voting agreement with respect to the Company’s common stock, (7) publicly seeking to amend the Company’s articles of incorporation or bylaws, (8) demanding an inspection of the Company’s books and records and (9) participating in or facilitating certain extraordinary transactions with respect to the Company and its assets. Additionally, until the Termination Date, Oasis has agreed to vote in accordance with the Board’s recommendations with respect to (1) each election of directors, (2) any proposal to ratify the Company’s independent auditors and (3) any proposal to approve the adoption of the Company’s 2017 Stock Incentive Plan as long as it is substantially similar to the Company’s 2013 Stock Incentive Plan.

Pursuant to the Agreement, the Board has appointed Ms. Gendel to serve as a member of the Compensation Committee. Ms. Gendel has agreed to immediately tender her resignation from the Board (1) if Oasis’ beneficial ownership of shares of the Company’s common stock decreases below 10% of the Company’s outstanding common stock, other than as a result of buybacks, tenders or repurchases by the Company, or (2) upon the Termination Date. Oasis will have replacement rights until the Termination Date in the event Ms. Gendel ceases to be a director of the Company, subject to approval of any replacement by the Nominating and Corporate Governance Committee (with such approval not to be unreasonably withheld).

Oasis is entitled to terminate the Agreement at any time by giving five business days’ advance notice to the Company, and the Company is entitled to terminate the Agreement at any time during any period that is 30 to 60 days prior to the respective deadlines for submission of notice of stockholder nominations for the Company’s 2018 and subsequent annual meetings of stockholders by delivering five business days’ advance notice to Oasis (the effective date of the termination, the “Termination Date”). The parties have agreed to customary covenants not to sue and non-disparagement provisions, and Oasis has agreed to customary confidentiality provisions.

Oasis has disclosed that it beneficially owns approximately 1.1 million shares of the Company’s common stock, which represents approximately 13.4% of the Company’s issued and outstanding shares of common stock.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On January 11, 2017, pursuant to the Agreement described in Item 1.01 of this Current Report, the Company increased the size of the Board from six to seven directors and appointed Ms. Gendel to serve as a Class III director effective immediately with a term expiring at the Company’s 2019 annual meeting of stockholders.

The Board now consists of seven directors, six of whom are independent. The Board has appointed Ms. Gendel to serve as a member of the Compensation Committee.

Ms. Gendel will be eligible to receive the same compensation as the Company’s other non-employee directors as described under “Director Compensation” in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 15, 2016.

There are no transactions between Ms. Gendel and the Company that would be reportable under Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

The Company issued a press release dated January 11, 2017, announcing the appointment of Ella Gendel to the Board pursuant to the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 8.01.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Exhibits included as part of this Current Report are listed in the attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By:/s/ Erin D. Pickens
Erin D. Pickens
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: January 11, 2017

Stratus Properties Inc.
Exhibit Index

Exhibit Number
10.1
Board Representation and Standstill Agreement dated as of January 11, 2017 by and among Stratus Properties Inc., Oasis Management Company Ltd., Oasis Investments II Master Fund Ltd. and Oasis Capital Partners (Texas) Inc.

99.1
Press Release dated January 11, 2017, titled “Stratus Properties Inc. Announces Appointment of Ella Gendel to its Board of Directors—Reaches Agreement with Oasis Management Company and its Affiliates Regarding Board Representation.”